Exhibit 10.2

December 31, 2023

Stephen Gould

Re:      Separation and Consulting Agreement

Dear Stephen:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Atreca, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.             Separation. Your employment termination date shall be today, December 31, 2023 (the “Separation Date”).

2.             Final Pay. Today the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. You acknowledge and agree that, consistent with our policy and practice of non-accrual of paid time off, as of the Separation Date you will not have any accrued but unused vacation time or paid time off for which you are entitled to payment.

3.             Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

4.             Severance Benefits. If you (i) timely return this fully-signed Agreement to the Company and allow it to become effective; and (ii) comply fully with your obligations hereunder (including without limitation, returning all Company property pursuant to Paragraph 8 below) and under your Employee Confidential Information and Inventions Assignment Agreement with the Company, dated June 15, 2022 (the “Confidential Information Agreement,” a copy of which is attached hereto as Exhibit A) (collectively, the “Severance Preconditions”), then in full satisfaction of any obligation to provide you with severance benefits under your Executive Employment Agreement with the Company effective June 15, 2022 (the “Employment Agreement”) (or otherwise), the Company will provide you with the following severance benefits (collectively, the “Severance Benefits”):

(a)        Severance Pay. The Company will pay you severance in an amount equivalent to nine (9) months of your base salary rate in effect as of the Separation Date, in the total amount of $356,250.00, subject to standard payroll deductions and withholdings (“Severance Pay”). Your Severance Pay will be paid in a lump sum on the first regular payday that is at least one (1) week after the Effective Date as defined below.

Stephen Gould

December 31, 2023

(b)        Health Care Continuation Coverage.

(i)        COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the last day of your employment. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

(ii)        Health Insurance Severance Payment.  Your participation in the Company’s group health insurance plan will end on the last day of the month of the Separation Date. To the extent provided by COBRA, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  You will be provided with a separate notice describing your rights and obligations under the applicable laws of COBRA on or after the Separation Date.  As an additional Severance Benefit, the Company will pay you an additional severance payment, in the total amount of $32,181.21 (calculated approximately as the cost of nine (9) months of your COBRA premiums needed to continue your group medical, dental and vision insurance coverage (including coverage for eligible dependents, if applicable)), subject to applicable tax withholdings (“COBRA Severance”). Your COBRA Severance will be paid in a lump sum at the same time as the Severance Pay described above.  You may, but are not obligated to, use such additional payment toward the cost of COBRA premiums.

5.             Consulting Agreement. The Company will engage you as a consultant on the terms set forth below:

(a)        Consulting Period. The consulting relationship will commence on the Separation Date and will continue until March 31, 2024, which will become your consulting termination date (the “Consulting Termination Date”), unless terminated earlier pursuant to Paragraph 5(i) below (the “Consulting Period”). If the consulting engagement terminates earlier or later than March 31, 2024, the actual date of termination shall become the “Consulting Termination Date” for purposes of this Agreement.

(b)        Consulting Services. You agree to provide consulting services to the Company in any area of your expertise, including but not limited to, providing strategic advice and transition support regarding projects you have worked on for the Company (the “Consulting Services”). During the Consulting Period, you will report directly to John Orwin, Chief Executive Officer. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis, up to a maximum of ten (10) hours per week. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.

(c)        Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Other than the Severance Benefits, you will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act, the California Labor Code, or other laws or regulations governing employment relationships.

Stephen Gould

December 31, 2023

(d)        Consulting Compensation. During the Consulting Period and provided that you remain in compliance with this Agreement, you will receive as consulting fees $500.00 per hour for each hour of Consulting Services you are approved to perform and actually perform for the Company (the “Consulting Fees”). Because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees. The Company will report the Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Consulting Fees, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees. The Consulting Fees will be paid within thirty (30) calendar days after the Company’s receipt and approval of your invoice for a particular calendar month of service during the Consulting Period, provided that no Consulting Fees will be owed or paid prior to the date this Agreement has been executed and become effective by its terms.

(e)        Equity Awards Vesting. Vesting of your Company stock options and restricted stock units (collectively, “Equity Awards”) will continue during the Consulting Period, subject to Paragraph 5(i) below. Except as expressly set forth in this section, your rights and obligations with respect to your Equity Awards will continue to be governed by the terms of your equity grant notices and agreements with the Company and the applicable equity plan or other agreements pursuant to which you acquired the Equity Awards. If you do not timely sign this Agreement, or you revoke it prior to it becoming effective, the vesting of your Equity Awards will cease on the Separation Date. You acknowledge that your Company stock options that are intended to qualify as incentive stock options will continue to vest as such until the date that is three months following your termination of employment. Any further vesting of your Company stock options will vest as nonstatutory stock options and to the extent you do not exercise your vested incentive stock options on or before the date that is three months following the date of your termination of employment will thereafter be nonstatutory stock options.

(f)        Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(g)        Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations under your signed Confidential Information Agreement, which is incorporated herein by reference.

Stephen Gould

December 31, 2023

(h)        Other Work Activities and Representations. Throughout the Consulting Period, you may engage in employment, consulting, or other work relationships in addition to your work for the Company. You represent and warrant that you will perform work for the Company that you understand is outside the usual course of the Company’s business. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will not obtain employment with or perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company. If, during the Consulting Period, you accept employment or otherwise engage in a work relationship with any business entity that is competitive with the Company or engage in any other work activity that is competitive with the Company, the Consulting Period will terminate immediately in accordance with Paragraph 5(i) below.

(i)        Termination of Consulting Period. If you do not sign this Agreement, or sign and revoke it, then the Consulting Period will terminate immediately upon the date after your deadline to sign it or the date that you revoke it, as applicable. Without waiving any other rights or remedies, the Company may also terminate immediately the Consulting Period upon your breach of any provision of this Agreement or your Confidential Information Agreement. Further, either you or the Company may terminate the Consulting Period at any time, for any reason, upon fifteen (15) calendar days’ notice to the other party. Upon termination of the Consulting Period by either party, the Company will pay those fees incurred through and including the effective date of such termination.

(j)        Consulting Period Release. As part of this Agreement, you agree that within seven (7) calendar days after the end of the Consulting Period, you will execute and return to the Company a release of claims in the form attached hereto as Exhibit B (the “Consulting Termination Release”).

6.            Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date or the Consulting Termination Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions. You further expressly acknowledge and agree that the benefits being provided to you under this Agreement are in full satisfaction of any severance benefits you are eligible to receive under the Employment Agreement and any other agreement, plan or policy applicable to you. By executing this Agreement, you further agree and acknowledge that upon your execution of this Agreement, the Company’s obligations to provide you any and all severance benefits, other than as set forth in this Agreement, are hereby extinguished.

7.            Release of Claims.

(a)        General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

Stephen Gould

December 31, 2023

(b)        Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company, the decision to terminate that employment, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended).

(c)        Release Acknowledgements. You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(d)        ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). You also hereby further acknowledge that the Company has provided you with the ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit C.

(e)        Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

Stephen Gould

December 31, 2023

(f)        Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(g)        Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, or waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

8.           Return of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. Notwithstanding the foregoing, the Company will allow you to retain Company property in your possession or control necessary for you to perform the Consulting Services, until the Consulting Termination Date. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. You are not required to return Company property in your possession or control that the Company has expressly authorized you to keep. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.

Stephen Gould

December 31, 2023

9.            Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c)  you may make such statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.” In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor. Notwithstanding the foregoing, during the Consulting Period, you may inform Company employees and third parties that you are engaged as a consultant for the Company.

10.          Mutual Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. The Company agrees to instruct its officers not to disparage you in any manner likely to be harmful to you or your business reputation or personal reputation. Notwithstanding the foregoing in this paragraph, you and the Company (including each of the Company’s officers and directors) may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.”

11.          No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

12.          Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

13.          No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14.          Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

Stephen Gould

December 31, 2023

15.          Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Carlos, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. The arbitrator shall have sole authority for determining if a claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.          General. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me. You have forty-five (45) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

I wish you good luck in your future endeavors.

Stephen Gould

December 31, 2023

Sincerely,

Atreca, Inc.

By:	/s/ John A. Orwin
John A. Orwin
President and Chief Executive Officer

Exhibit A – Employee Confidential Information and Inventions Assignment Agreement

Exhibit B – Consulting Termination Release

Exhibit C – ADEA Disclosure

Accepted and Agreed:

/s/ Stephen Gould
Stephen Gould

12/31/2023
Date

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION

AND INVENTIONS ASSIGNMENT AGREEMENT

Exhibit B

Consulting termination release

(To be signed and returned to the Company on or within seven (7) calendar days after the Consulting Termination Date)

In exchange for the consideration to be provided to me pursuant to that certain letter Separation and Consulting Agreement between me and Atreca, Inc. (the “Company”) dated December 31, 2023 (the “Agreement”), I hereby provide the following Consulting Termination Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities, and each of their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, shareholders, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts, conduct or omissions occurring at any time prior to and including the date I sign this Consulting Termination Release (collectively, the “Consulting Period Released Claims”).

The Consulting Period Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my consulting relationship with the Company, or the termination of that relationship; and (b) all other claims for breach of contract or other promise, fraud, misrepresentation, discrimination, harassment, retaliation, emotional distress, compensation, commissions, benefits, or equity interests.

In giving the general release of claims herein, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the releases granted herein, including, without limitation, the release of unknown and unsuspected claims granted in this Consulting Termination Release.

Notwithstanding the foregoing, I am not hereby releasing any of the following claims: (a) any rights that cannot be waived as a matter of law and (b) any claims arising from the breach of the Agreement or this Consulting Termination Release. I hereby represent and warrant that, other than these excluded claims, I am not aware of any claims that I have or might have against any of the Released Parties that are not included in the Consulting Period Released Claims.

I agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. However, nothing herein shall prevent me from responding accurately and fully to any question, inquiry or request for information if required by legal process or in connection with a government investigation. In addition, nothing herein shall prevent me from: making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation; filing a charge or complaint with any Government Agency (as defined in the Agreement); communicating with any Government Agencies; participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; or making other disclosures as set forth in the section of this Agreement entitled “Protected Rights.” However, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims I have released and any rights I have waived by signing this Consulting Termination Release, provided that this Consulting Termination Release does not limit my right to receive any award for information provided to the Securities and Exchange Commission.

This Consulting Termination Release, together with the Agreement (and its exhibits), constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

Understood, Accepted and Agreed:

Stephen Gould	Date

Exhibit C

DISCLOSURE UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H)

Confidentiality Provision:	The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.

1.	The severance package program applies to all Atreca, Inc. (the “Company”) employees in the United States.

2.	Within the category listed above, the following criteria were used to select positions in which the employee is eligible for the severance package program: the Company’s assessment of its current and projected business and cost-reduction needs, plans for various of its business functions and programs, and ability for certain functions and programs to be absorbed by others; non-essential, surplus and redundant positions and/or services that can be eliminated; the Company’s assessment of individual employee job performance, skill sets, experience, education and training. Not all criteria were used to make every selection.

3.	All eligible employees who have attained the age of 40 years or older will have up to forty-five (45) days to review the terms and conditions of the severance package and seven (7) days to revoke the release of claims under the Age Discrimination in Employment Act of 1967, as amended.

Employees Eligible for the Termination Program
Job Title	Age

Employees Not Eligible for the Termination Program
Job Title	Age